Exhibit 99.7

BENEFICIAL OWNER ELECTION FORM

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock (the “Common Stock”) of eLoyalty Corporation (“eLoyalty”).

This will instruct you whether to exercise Rights to purchase shares of Common Stock distributed with respect to the shares of Common Stock or Preferred Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions as to Use of eLoyalty Rights Certificates.”

Box 1. ☐ Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

Box 2. ☐ Please EXERCISE RIGHTS for shares of Common Stock as set forth below.

Number of Shares of
	Common Stock		Subscription
	Subscribed For		Price			Payment

Basic Subscription Privilege		x	$	[ ]	=	$ _ _	(Line 1)
Over-Subscription Privilege		x	$	[ ]	=	$ _ _	(Line 2)
Total Payment Required					=	$ _ _	(Sum of Lines 1 and 2)

Box 3. ☐ Payment in the following amount is enclosed: $ _ _.

Box 4. ☐ Please deduct payment of $ _ _ from the following account maintained by you as follows:

Type of Account	Account No.

Signature(s)

Dated: _ _	Please type or print name(s) below: